EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth certain unaudited pro forma condensed consolidated financial information giving effect to CSG Systems International, Inc.’s (“CSG”) acquisition of Intec Telecom Systems Limited (formerly Intec Telecom Systems PLC, or “Intec”).

The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2009, and for the nine months ended September 30, 2010 (the “Pro Forma Income Statements”), give effect to CSG’s acquisition of Intec, as discussed in Note 3, as if such acquisition had occurred on January 1, 2009, combining the results of CSG for the year ended December 31, 2009 and the results of Intec for the year ended September 30, 2009 (Intec’s fiscal year end), and combining the results of CSG for the nine months ended September 30, 2010 and the results of Intec for the nine months ended June 30, 2010. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2010 (the “Pro Forma Balance Sheet”) gives effect to the Intec acquisition as if it had occurred on September 30, 2010, combining CSG’s September 30, 2010 balance sheet with Intec’s June 30, 2010 balance sheet. The Pro Forma Income Statements and the Pro Forma Balance Sheet are hereafter collectively referred to as the “Pro Forma Financial Information”. The Pro Forma Financial Information is unaudited and does not purport to represent what CSG’s consolidated results of operations would have been if the Intec acquisition had occurred on January 1, 2009, or what those results will be for any future periods, or what CSG’s consolidated balance sheet would have been if the Intec acquisition had occurred on September 30, 2010.

The Pro Forma Financial Information is based upon the historical financial statements of CSG and Intec and certain adjustments which CSG believes are reasonable, to give effect of the Intec acquisition. The pro forma adjustments and Pro Forma Financial Information included herein were prepared using the acquisition method of accounting for the business combination. The pro forma adjustments are based on preliminary estimates and certain assumptions that CSG believes are reasonable under the circumstances. The purchase price allocation is considered preliminary and subject to change once CSG receives certain information it believes is necessary to finalize the acquisition accounting, as noted in Note 3 to the Pro Forma Financial Information.

The Pro Forma Financial Information has been compiled from the following sources with the following unaudited adjustments:

•

U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) financial information for CSG has been extracted without adjustment from: (i) CSG’s audited consolidated statement of income for the year ended December 31, 2009, contained in CSG’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 23, 2010; and (ii) CSG’s unaudited consolidated statement of income for the nine months ended September 30, 2010, and CSG’s unaudited consolidated balance sheet as of September 30, 2010, both contained in CSG’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2010.

•

International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) financial information for Intec has been extracted without material adjustment from: (i) Intec’s audited consolidated statement of income for the year ended September 30, 2009, contained in this Form 8-K/A; and (ii) Intec’s unaudited consolidated statement of income for the nine months ended June 30, 2010, and Intec’s unaudited consolidated balance sheet as of June 30, 2010, both received from Intec management. These financial statements were originally prepared using pounds sterling as the reporting currency, and have been translated into U.S. dollars in the Pro Forma Financial Information using the methodology and the exchange rates noted below.

•

Certain adjustments have been made to convert the Intec’s IFRS financial information to U.S. GAAP and to align those policies with CSG’s U.S. GAAP accounting policies. The basis of these adjustments is explained in the notes to the Pro Forma Financial Information.

•

Intec translated its historical financial information into pounds sterling based upon the requirements of IFRS. Based upon its review of Intec’s historical financial statements and understanding of the differences between U.S. GAAP and IFRS, CSG is not aware of any further adjustments that it would need to make to Intec’s historical financial statements relating to foreign currency translation. The pro forma adjustments in the Pro Forma Financial Information have been translated from pounds sterling to U.S. dollars using historic exchanges rates. The average exchange rates applicable to Intec during the periods presented for the Pro Forma Income Statements and the period end exchange rate for the Pro Forma Balance Sheet are as follows:

		GBP/USD
Year ended September 30, 2009	Average Spot Rate	$1.5516
Nine months ended June 30, 2010	Average Spot Rate	$1.5623
June 30, 2010	Period End Spot Rate	$1.5071

The Pro Forma Financial Information should be read in conjunction with:

•	the accompanying notes to the Pro Forma Financial Information;

•

the consolidated financial statements of CSG for the year ended December 31, 2009 and the related notes relating thereto, and the consolidated financial statements of CSG for the nine months ended September 30, 2010 and related notes relating thereto; and

•	the consolidated financial statements of Intec for the three years ended September 30, 2010 and the related notes thereto, included in this Form 8-K/A.

CSG SYSTEMS INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2009

(In thousands, except per share amounts)

	Year Ended December 31, 2009	Year Ended September 30, 2009				Pro Forma
	CSG	Intec				CSG
	(in USD)	Intec (in GBP)	Intec (in USD)	Pro Forma Adjustments	Note	(in USD)

Total revenues	$500,717	£167,891	$260,500	$(600)	6(d)	$760,617

Cost of revenues (exclusive of depreciation, shown separately below)	275,679	77,786	120,693	15,674	6(d); 6(e); 6(h)	412,046
Other operating expenses:
Research and development	70,113	16,853	26,149	(237)	6(h)	96,025
Selling, general and administrative	59,510	44,270	68,689	(326)	6(d); 6(h)	127,873
Depreciation	20,069	5,513	8,554	(2,628)	6(h)	25,995
Restructuring Charges	599	—	—	2,950	6(h)	3,549

Total operating expenses	425,970	144,422	224,085	15,433		665,488

Operating income (loss)	74,747	23,469	36,415	(16,033)		95,129

Other income (expense):
Interest expense	(5,660)	(82)	(127)	(11,462)	6(c)(ii)	(17,249)
Amortization of original issue discount	(8,382)	—	—	—		(8,382)
Interest and investment income, net	1,194	710	1,102	—		2,296
Gain on repurchase of convertible debt securities	1,468	—	—	—		1,468
Other, net	2	596	925	(925)	6(h)	2

Total other	(11,378)	1,224	1,900	(12,387)		(21,865)

Income before income taxes	63,369	24,693	38,315	(28,420)		73,264
Income tax (provision) benefit	(21,507)	13,675	21,218	7,958	6(g)(iii)	7,669

Income from continuing operations	$41,862	£38,368	$59,533	$(20,462)		$80,933

Pro forma income from continuing operations per common and equivalent share:
Basic	$1.22					$2.36

Diluted	$1.22					$2.35

Shares used in pro forma per share computation:
Basic	34,325					34,325

Diluted	34,449					34,449

CSG SYSTEMS INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2010

(In thousands, except per share amounts)

	Nine Months Ended September 30, 2010	Nine Months Ended June 30, 2010				Pro Forma
	CSG	Intec				CSG
	(in USD)	(in GBP)	(in USD)	Pro Forma Adjustments	Note	(in USD)

Total revenues	$395,300	£103,609	$161,870	$(450)	6(d)	$556,720

Cost of revenues (exclusive of depreciation, shown separately below)	215,604	53,086	82,937	12,377	6(d); 6(e); 6(h)	310,918
Other operating expenses:
Research and development	56,615	14,378	22,463	(156)	6(h)	78,922
Selling, general and administrative	52,608	28,526	44,567	(36)	6(d); 6(h)	97,139
Depreciation	16,578	3,094	4,834	(1,380)	6(h)	20,032
Restructuring charges	214	—	—	1,875	6(h)	2,089

Total operating expenses	341,619	99,084	154,801	12,680		509,100

Operating income (loss)	53,681	4,525	7,069	(13,130)		47,620

Other income (expense):
Interest expense	(4,739)	(180)	(281)	(8,156)	6(c)(ii)	(13,176)
Amortization of original issue discount	(5,447)	—	—	—		(5,447)
Interest and investment income, net	524	357	558	—		1,082
Loss on repurchase of convertible debt securities	(12,635)	—	—	—		(12,635)
Other, net	17	—	—	—		17

Total other	(22,280)	177	277	(8,156)		(30,159)

Income before income taxes	31,401	4,702	7,346	(21,286)		17,461
Income tax (provision) benefit	(7,181)	(1,689)	(2,639)	5,960	6(g)(iii)	(3,860)

Income from continuing operations	$24,220	£3,013	$4,707	$(15,326)		$13,601

Pro forma income from continuing operations per common and equivalent share:
Basic	$0.73					$0.41

Diluted	$0.72					$0.41

Shares used in pro forma per share computation:
Basic	33,152					33,152

Diluted	33,413					33,413

See notes to pro forma condensed consolidated financial information

CSG SYSTEMS INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2010

(In thousands)

	September 30, 2010	June 30, 2010				Pro Forma CSG
	CSG	Intec
	(in USD)	(in GBP)	(in USD)	Pro Forma Adjustments	Note	(in USD)

ASSETS
Current Assets:
Total cash, cash equivalents and short-term investments	$212,332	£71,746	$108,128	$(174,310)	4; 6(c)(i)	$146,150
Trade accounts receivable-
Billed, net	113,319	30,397	45,811	—		159,130
Unbilled and other	9,101	19,783	29,815	—		38,916
Deferred income taxes	9,240	—	—	3,848	6(h)	13,088
Income tax receivable	3,890	623	939	5,792	6(b); 6(h)	10,621
Other current assets	19,563	4,289	6,464	—		26,027

Total current assets	367,445	126,838	191,157	(164,670)		393,932

Property and equipment, net	46,787	6,189	9,327	—		56,114
Software, net	10,650	1,401	2,111	18,537	6(a)(i)	31,298
Goodwill, net	108,507	93,022	140,193	(50,869)	3; 6(a)(ii)	197,831
Client contracts and related intangibles, net	35,894	5,204	7,843	73,690	6(a)(i); 6(a)(iv)	117,427
Deferred income taxes	—	19,684	29,666	5,163	6(a)(v); 6(g)(i); 6(h)	34,829
Other assets	9,914	2,762	4,163	10,162	6(c)(i)	24,239

Total assets	$579,197	£255,100	$384,460	$(107,987)		$855,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$26,172	£139	$209	$9,791	6(c)(i); 6(h)	$36,172
Customer deposits	30,698	—	—	—		30,698
Trade accounts payable	21,901	3,157	4,758	24,310	6(b)	50,969
Accrued employee compensation	34,384	—	—	15,123	6(b); 6(h)	49,507
Deferred revenue	29,767	26,456	39,872	(5,171)	6(a)(iv); 6(h)	64,468
Other current liabilities	15,372	13,653	20,576	(11,892)	6(a)(iii); 6(h)	24,056

Total current liabilities	158,294	43,405	65,415	32,161		255,870

Non-current liabilities:
Long-term debt, net of current maturities	114,067	271	408	189,592	6(c)(i); 6(h)	304,067
Deferred revenue	17,153	—	—	—	6(a)(iv); 6(h)	17,153
Deferred income taxes	47,658	20	30	—		47,688
Other non-current liabilities	7,300	6,824	10,284	(567)	6(a)(iii); 6(h)	17,017

Total non-current liabilities	186,178	7,115	10,722	189,025		385,925

Total liabilities	344,472	50,520	76,137	221,186		641,795

Total stockholders’ equity	234,725	204,580	308,323	(329,173)	6(b); 6(f)	213,875

Total liabilities and stockholders’ equity	$579,197	£255,100	$384,460	$(107,987)		$855,670

CSG SYSTEMS INTERNATIONAL, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

1.	BASIS OF PRESENTATION

The accompanying Pro Forma Income Statements for the year ended December 31, 2009, and for the nine months ended September 30, 2010, give effect to CSG’s acquisition of Intec as discussed in Note 3, as if such acquisition had occurred on January 1, 2009, combining the results of CSG for the year ended December 31, 2009 and the results of Intec for the year ended September 30, 2009 (Intec’s fiscal year end), and combining the results of CSG for the nine months ended September 30, 2010 and the results of Intec for the nine months ended June 30, 2010. The accompanying Pro Forma Balance Sheet as of September 30, 2010 gives effect to the Intec acquisition as if it had occurred on September 30, 2010, combining the consolidated balance sheet of CSG as of September 30, 2010 and the consolidated balance sheet of Intec as of June 30, 2010. The Pro Forma Financial Information is unaudited and does not purport to represent what CSG’s consolidated results of operations would have been if the Intec acquisition had occurred on January 1, 2009, or what those results will be for any future periods; or what CSG’s consolidated balance sheet would have been if the Intec acquisition had occurred on September 30, 2010.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Pro Forma Financial Information has been compiled in a manner consistent with the accounting policies adopted by CSG. The accounting policies of Intec were not deemed to be materially different to those adopted by CSG. Adjustments were made for presentational differences between IFRS and U.S. GAAP, as set out further in Note 6, together with adjustments arising as part of the acquisition accounting.

The Intec financial information has been translated from pounds sterling to U.S. dollars using the average exchange rates applicable during the periods presented in the Pro Forma Income Statements and the period end spot rate for the Pro Forma Balance Sheet.

3.	INTEC ACQUISITION

On September 24, 2010, CSG announced its intention to acquire all of the shares of U.K.-based Intec in an all-cash transaction of 72 pence per Intec share (the “Intec Acquisition”), pursuant to Rule 2.5 of the U.K. City Code on Takeovers and Mergers.

On November 3, 2010, Intec’s Board of Directors announced that, at the court meeting and general meeting of eligible Intec shareholders, Intec shareholders voted to approve, by the necessary majorities, the transaction and other associated matters to implement the acquisition of Intec. On November 29, 2010, the transaction was sanctioned and the capital reduction was confirmed by the court. On November 30, 2010, the documents to finalize the transaction were filed and the transaction closed effective November 30, 2010.

The total purchase price and related preliminary excess total purchase price over fair value of net assets acquired is as follows (in thousands):

Total purchase price	$364,148
Book value of net assets acquired	(308,322)
Fair value adjustments	33,498

Residual goodwill	$89,324

Except as discussed in Note 6 below, the carrying value of assets and liabilities in Intec’s financial statements are considered to be a reasonable estimate of the fair value of those assets and liabilities.

The total purchase price allocation is considered preliminary and is subject to change once CSG receives certain information it believes is necessary to finalize its determination of the fair value of assets acquired and liabilities assumed. Thus the allocation of total purchase price is subject to refinement, and additional adjustments to record the fair value of all assets acquired and liabilities assumed may be required.

4.	DEBT

The Intec Acquisition was funded through the use of approximately $149 million of CSG’s existing cash, with the remainder funded through a new credit facility.

On September 24, 2010 and in conjunction with the Intec Acquisition, CSG entered into a $300 million credit agreement with several financial institutions. On November 24, 2010, CSG entered into an amended and restated $300 million credit agreement (the “Credit Agreement”), which was done as part of the final bank syndication process of the credit agreement.

The Credit Agreement provides for borrowings by CSG in the form of: (i) a $200 million aggregate principal, five-year term loan, and (ii) a $100 million aggregate principal five-year revolving loan facility.

The interest rates under the Credit Agreement are chosen at CSG’s option and are based upon an adjusted LIBOR rate plus an applicable margin, or an alternate base rate plus an applicable margin. The interest rate margin for the term loan is 375 basis points (3.75%) throughout the term of the Credit Agreement, and the interest rate margin for the revolving loan facility is based on CSG’s then-current leverage ratio. A commitment fee will be paid on the average daily unused amount of the revolving loan facility, with the annual commitment fee rate ranging from 50 – 75 basis points, based upon CSG’s then-current leverage ratio.

Mandatory repayments of the term loan (payable quarterly) for the first, second, third, fourth and fifth years are equal to 5%, 10%, 15%, 20%, and 25%, respectively, of the aggregate principal amount, with the remaining 25% of the principal balance due at maturity.

Upon closing of the Intec Acquisition, all of the $200 million aggregate principal of the term loan and approximately $35 million of the $100 million aggregate revolving loan facility were drawn down. In January 2011, CSG repaid the $35 million outstanding balance of the revolving credit facility.

5.	DEBT ISSUANCE COSTS AND ACQUISITION-RELATED COSTS

In conjunction with the Credit Agreement discussed in Note 4, CSG incurred debt issuance costs of approximately $10 million. These costs are being amortized to interest expense over the lives of the term loan and revolving credit facility components of the Credit Agreement. The deferred financing costs are reflected in Other Assets in the accompanying Pro Forma Balance Sheet.

In conjunction with the Intec Acquisition, through December 31, 2010, CSG has incurred certain direct and incremental acquisition-related charges, totaling approximately $10 million, related primarily to investment banking, legal, accounting, and other professional services. In addition, through December 31, 2010, CSG has incurred approximately $2 million of restructuring charges related to the Intec Acquisition that CSG has not recognized as an existing liability of Intec at the acquisition date and thus has recorded currently in earnings.

The total purchase price of the Intec Acquisition was payable in pounds sterling. In September 2010, CSG entered into a pound sterling call/U.S. dollar put (the “Currency Option”) at a strike price of 1.62 in conjunction with the Intec Acquisition to limit its exposure to adverse movements in the exchange rate between the two currencies leading up to the expected closing date. Upon the approval of the acquisition by Intec’s shareholders in November 2010, CSG sold the Currency Option, and entered into a forward contract for the delivery of approximately 240 million pounds sterling (which included estimated Intec Acquisition costs at that time) at an exchange rate of approximately 1.61 (the “Currency Forward”). At the November 30, 2010 closing date, which represents the date the total purchase price is established under U.S. GAAP, the exchange rate between the pound sterling and the U.S. dollar was approximately 1.56 (which set the U.S.GAAP purchase price at $364.1 million). During December 2010, as part of the payment process for the pound sterling purchase price, CSG closed out its position in the Currency Forward at an average rate of 1.58. Under U.S. GAAP, the costs and proceeds (including gains and losses) from financial instruments that are used to reduce the risks of a change in the value of the acquiree’s net assets or the consideration to be issued by the acquirer before the date of acquisition, are not part of the consideration transferred and should be recorded currently in earnings, and should not be included in the determination of the purchase price. As a result, as of December 31, 2010, CSG recorded net expense of approximately $14 million related to these financial instrument transactions, and the foreign currency translation impact of intercompany notes established to structure the Intec Acquisition.

6.	PRO FORMA ADJUSTMENTS

The Pro Forma Financial Information is based upon the historical financial statements of CSG and Intec and certain adjustments which CSG believes are reasonable to give effect to the Intec Acquisition. These adjustments are based upon currently available information and certain assumptions, and therefore the actual adjustments will likely differ from the pro forma adjustments. The Pro Forma Financial Information included herein was prepared using the acquisition method of accounting for the business combination. As discussed above, the purchase price allocation is considered preliminary at this time. However, CSG believes that the preliminary purchase price allocation and other related assumptions utilized in preparing the Pro Forma Financial Information provide a reasonable basis for presenting the pro forma effects of the Intec Acquisition.

Other than those described below, CSG believes there are no adjustments, in all material respects, that need to be made to present the Intec financial information in accordance with U.S. GAAP, and to align Intec’s historical accounting policies with CSG’s U.S. GAAP accounting policies.

The adjustments made in preparing the Pro Forma Financial Information are as follows:

(a)	Fair Value Acquisition Accounting Adjustments:

For purposes of the pro forma presentation, the following adjustments were made to reflect our preliminary estimate of the fair value of the net assets acquired:

i.	The intangible assets with finite lives of Intec have been increased by approximately $100 million to reflect our preliminary estimate of the fair value of the acquired intangible assets, including trade names, technology assets, and customer relationship assets.

ii.	The historical carrying value of Intec’s goodwill as of the acquisition date of approximately $140 million (which relates to prior Intec acquisitions) was eliminated.

iii.	The $1.1 million increase in current liabilities and $1.4 million decrease in long-term liabilities relate to the recognition of the fair value of various liabilities.

iv.	Capitalized costs of $7.8 million and deferred revenue of $5.2 million related to set-up/implementation efforts on two large, long-term managed services arrangements were eliminated.

v.	CSG recorded a net deferred tax liability impact of $17.6 million related to the fair value purchase accounting adjustments discussed above.

Adjustments were also made to the acquired assets and assumed liabilities of Intec to align the Intec IFRS financial information with CSG’s U.S. GAAP accounting policies. See note (f) Income Taxes below for additional adjustments. Goodwill, representing the total excess of the total purchase price over the fair value of the net assets acquired, was approximately $89 million. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

(b)	Acquisition-Related Costs

As discussed in Note 5, as of December 31, 2010, CSG incurred approximately $12 million of acquisition-related costs (includes approximately $2 million of restructuring charges), and approximately $14 million of costs related to various foreign currency transactions associated with the acquisition, for a total of approximately $26 million. These costs have been accrued as a current liability, net of a $5 million tax benefit in the accompanying Pro Forma Balance Sheet. No adjustment has been made to the accompanying Pro Forma Income Statements for these items as these costs are considered non-recurring. However, because these types of costs are required to be expensed as incurred, the approximately $21 million net after-tax impact of these costs have been charged directly to retained earnings as of September 30, 2010.

(c)	Debt

i.	Debt Borrowing

As discussed in Note 4, upon closing of the Intec Acquisition, CSG borrowed $235 million under the Credit Agreement: $200 million related to the term loan and $35 million related to the revolving loan facility. In January 2011, CSG repaid the $35 million outstanding balance of the revolving credit facility. The accompanying Pro Forma Balance Sheet assumes that the total outstanding principal balance related to the term loan was $200 million, and the total outstanding principal balance related to the revolving credit facility was zero. The total debt issuance costs of $10.2 million incurred in conjunction with the Credit Agreement are reflected in Other Assets.

ii.	Interest Expense

Adjustments to record pro forma interest expense of $11.5 million (includes $3.4 million of amortized debt issuance costs) and $8.2 million (includes $2.5 million of amortized debt issuance costs) were made for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, related to the Credit Agreement. The base interest rate on the debt is variable, dependent upon LIBOR or a base rate, plus the applicable spread. The total amount of the variable interest rate (excludes the amortization of the debt issuance costs) used for calculating interest expense for the periods presented is assumed to be consistent with the December 2010 all-in interest rate of 4.06%. The sensitivity of interest rate fluctuations to interest expense is illustrated as follows: a 0.125% (12.5 basis points) variance in the interest rate in the Pro Forma Income Statements equates to a variance in interest expense of $0.3 million for the year ended December 31, 2009, and $0.2 million for the nine months ended September 30, 2010.

The Pro Forma Income Statements assume: (1) the outstanding principal amount related to the Credit Agreement’s term loan as of January 1, 2009 is $200 million; (2) the outstanding principal amount related to the Credit Agreement’s revolving credit facility as of January 1, 2009 and over the entire pro forma periods is zero; (3) mandatory quarterly prepayments of principal on the term loan of $2.5 million are reflected during 2009 and mandatory quarterly prepayments of principal on the term loan of $5.0 million are reflected during the nine months ended September 30, 2010; and (4) there are no optional prepayments of principal on the term loan. No interest income is assumed from any excess proceeds from the debt.

(d)	Capitalized Costs and Deferred Revenue Related to Managed Services Agreements

As the result of the pro forma adjustment described in note 6(a)iv above, adjustments to reduce total revenue were made for the year ended December 31, 2009 and the nine months ended September 30, 2010, of $0.6 million and $0.5 million, respectively. In addition, adjustments to reduce cost of revenue were made for the year ended December 31, 2009 and the nine months ended September 30, 2010, of $1.4 million and $1.1 million, respectively.

(e)	Amortization Expense Related to Acquired Intangible Assets

Acquired finite-lived intangible assets were recorded at their estimated fair value of approximately $100 million. The weighted-average useful life of the acquired intangible assets is estimated at 9.6 years. Adjustments to record estimated amortization expense of $18.5 million and $13.9 million, respectively, were made for the year ended December 31, 2009, and the nine months ended September 30, 2010, and were reflected in the Cost of Revenues line item in the Pro Forma Income Statements.

In addition, adjustments to reverse amortization expense of $1.2 million and $0.2 million, respectively, were made for the year ended and the nine months ended periods related to Intec acquisition-related intangible assets that existed and were eliminated on the acquisition date, and that were reflected in the Selling, General and Administrative Expense line item by Intec.

(f)	Elimination of Intec’s Stockholder Equity

An adjustment of $308 million to eliminate Intec’s stockholders’ equity balances was recorded in the Pro Forma Balance Sheet.

(g)	Income Taxes

The following pro forma adjustments related to income taxes were made to the Pro Forma Balance Sheet:

i.	CSG recorded a net deferred tax liability of $17.6 million related to the fair value acquisition accounting adjustments discussed in 6(a)(v) above.

As a result of the recognition of the additional deferred taxes on the fair value adjustments and the interaction of Intec’s tax position with that of CSG, additional net deferred tax assets of $26.6 million have been recognized.

ii.	Under IFRS, Intec classified the deferred tax assets and liabilities as non-current. Under U.S. GAAP, deferred taxes are classified between current and non-current portions, consistent with the classification of the underlying assets or liabilities that give rise to the temporary difference, disclosed separately and presented on a net basis, by tax jurisdiction. Note 6(h) further describes the reclassification to reflect this presentation difference.

The following pro forma adjustments related to income taxes were made to the Pro Forma Income Statements:

iii.	Adjustments to income tax (provision) benefit have been recorded for the other pro forma adjustments at the statutory rate in effect during the periods for which the Pro Forma Income Statements are presented. In the Pro Forma Income Statement for the year ended December 31, 2009, Intec is reflecting in its historical financial statements a reduction in total income tax expense of $25.9 million related to the recognition of previously unrecognized deferred tax assets. In the Pro Forma Income Statement for the nine months ended September 30, 2010, Intec is reflecting in its historical financial statements an increase in total income tax expense of $4.3 million related to the de-recognition of previously recognized deferred tax assets.

(h)	Reclassifications

Certain balances were reclassified from the Intec financial statements so their presentation would be consistent with CSG.

The following reclassifications were made to the Pro Forma Balance Sheet (in thousands):

Increase/(Decrease)
Deferred income taxes	$3,848
Non-current deferred income taxes	(3,848)

Current maturities of long-term debt	(209)
Accrued employee compensation	13,168
Accrued income taxes	(377)
Other current liabilities	(12,959)
Long-term debt	(408)
Other non-current liabilities	785

The following reclassifications were made to the unaudited Pro Forma Income Statement for the year ended December 31, 2009 (in thousands):

Increase/(Decrease)
Cost of sales	$(1,379)
Research and development	(237)
Selling, general and administrative	869
Depreciation	(2,628)
Restructuring	2,950
Other income/expense	425

Additionally, $0.5 million of Intec other income was reclassified out of operating income as it related to Intec discontinued operations.

The following reclassifications were made to the Pro Forma Income Statement for the nine months ended September 30, 2010 (in thousands):

Increase/(Decrease)
Cost of sales	$(469)
Research and development	(156)
Selling, general and administrative	130
Depreciation	(1,380)
Restructuring	1,875

(i)	Earnings per Common Share

Pro forma earnings per common share for the year ended December 31, 2009 and the nine months ended September 30, 2010, have been calculated using the same weighted average number of common shares outstanding used by CSG in its earnings per share calculation.